affirm

Fourth Fiscal Quarter
2026

Shareholder Letter


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Fellow Affirm shareholders,



FQ4'26 capped off the fiscal year with another quarter of sustained and profitable growth.

Gross Merchandise Volume ("GMV")	Revenue	Revenue Less Transaction Costs ("RLTC")[1]
$14.1B	**$1.2B**	**$589M**
+36%	**+33%**	**+39%**

Operating Income As a percent of Revenue	Adjusted Operating Income[1] As a percent of Revenue	Net Income
13%	**30%**	**$1.6B**
+6 pp	**+3 pp**	**+$1.5B**

All comparisons on a year-over-year basis unless otherwise indicated

We once again drove exceptionally strong and profitable growth across the entire P&L, with RLTC growing a standout 39%. This is our 11th consecutive quarter of 30% or faster GMV growth. We have been consistently profitable for the past 12 months. The clear runway to keep this momentum going allowed us – and I had to check with my accountant here – to release the valuation allowance on a majority of our domestic deferred tax assets, boosting net income this quarter to a (currently) ludicrous $1.6 billion. We maintained the hiring discipline we established in 2023 and leaned into AI productivity tools to both increase the velocity of product development and reduce the fully-loaded cost per shipped feature by approximately 30% over the last 6 months — the new technology permits us to do very exciting things.

Profitability has been the measure of financial technology companies for the last few years, as each had to answer the singular question posed by the market: "just how good is your business?" I do believe Affirm's response is self-evident in the numbers above.

With GMV crossing the $50B mark this fiscal year, Affirm's growth can no longer be explained away by the novelty of our product, and our steady credit outcomes demonstrate our commitment to responsible growth with robust unit economics.

So perhaps another question worth asking is "just how much larger can this business get?" We've covered Affirm's many growth opportunities in the past, but allow me to offer a consolidated view of our active, current growth vectors, with some sense for total remaining opportunity in each.

[1] Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter.

The reason for this focus on growth is *Affirm is a network*. A key attribute of a well-designed network is the cost of non-participation (due to either intransigence or churn) rises with the scale of the network itself. As the number of transactors and transactions grows, it becomes more and more irrational for merchants to postpone adding Affirm to their checkout. And as our checkout presence increases, consumers get more opportunities to try or repeat with us. A corollary is that well-managed networks see very little natural churn at scale. This is readily apparent in our merchant dollar-based net expansion averaging 120% over the last three years. Therefore, adding more nodes to the network is the single most valuable thing we can do as we scale the foundation of our business.

Sustainable Profitable Growth

Merchant growth. Active merchants grew over 50% this quarter, primarily through platform partnerships. Even better, that growth rate doubled compared to the same period last year. And while we're proud to call hundreds of thousands of iconic and up-and-coming merchant brands our partners, there is plenty of room to grow: we are available at only about 80 of the top 250 e-commerce sites and just 10% of all e-commerce merchants in the US offer Affirm.

Share of merchant volume. Launching a merchant integration is always the beginning rather than the end of a journey. We continuously work on maximizing point of sale conversion at the lowest possible cost to our merchants, and our share of volume grows steadily over time.

In-store. Our participation in brick-and-mortar sales volume is far lower than it is online, even though the product we offer is just as relevant. Since we began scaling Affirm Card in 2023, offline GMV more than doubled year over year every single quarter. We see significant further opportunities for product improvement here and will be rolling those out over the course of fiscal '27.

Vertical expansion. Our point-of-sale integrations are primarily in e-commerce and travel. But Affirm Card consumers show us daily that they want to use Affirm for professional services, elective medical, automotive products and services, and much more. Merchants see it too, and we are integrating with platforms and brands in these verticals, adapting our product to the specifics of the new transaction types. GMV from these integrations is now in the billions annually, growing at double the rate of our overall business.

Geographic expansion. We are excited to launch ShopPay Installments (powered by Affirm) in Australia with Shopify, and are preparing to enter the next major geography in our global expansion plan. While it's still early days of our UK expansion, we are excited to see our unique value proposition resonating. I am pleased to announce that one of Affirm's OGs – 11 years and counting! – Pat Suh will take on a new role of SVP and Managing Director, Global Markets to lead our international efforts.

Affirm Edge. We think adding on-demand borrowing capabilities to debit cards is a killer feature whose time has come, and are very excited to share the technology, risk, capital markets, and merchant network stack we built to power our own Card with traditional financial institutions and fintech debit card issuers alike. The field here is especially green – there are over a billion debit cards in circulation in the US alone. We expect the first pilots of the Edge-enabled cards to begin transacting on our network in the second half of our fiscal year.



App + Card. We dedicate a disproportionate amount of space to Affirm App + Card in these notes, so I will stick to the whole brevity thing this time. In the trailing twelve months Affirm Card active cardholders were just north of 5.2 million, yet that is only 19% of our total active consumers in the same period. Average total GMV for these consumers was almost $4,000, more than twice that of active consumers overall.

But wait, there is more! A very small team known internally only as *zt1* reports directly to me and works exclusively on early proofs of concept for some of our craziest "it-will-never-work-except…" ideas. Much of what gets me personally excited about Affirm happens within this team. So I decided to dramatically increase the time I get to spend with them.

Our long-suffering (8 years today!) COO Michael Linford is promoted to the role of President to match Libor's title (who, for the avoidance of doubt, isn't going anywhere) adding Legal and Compliance, Revenue, and Global Markets to Michael's direct responsibilities. Libor will also continue in the role of President. Michael and Libor will continue to report to me.

Michael is a good man and thorough, a truly gifted leader of teams, and consolidating these operating efforts with him will further accelerate what is already a finely-tuned execution machine. Selfishly, it will allow me to dedicate a lot more time to working on charting new growth vectors for Affirm. I look forward to talking about some of them in the future shareholder letters.

As always, thanks to all of my fellow Affirmers for delivering another great quarter and year. Your brilliance and consistent hard work are unmatched in this industry. Here's to a fantastic fiscal '27 and on to $100 billion GMV!

Onward,



Other achievements

- *Notable new merchants*. Since April we've launched with Bed Bath & Beyond, ServiceTitan, and Crate and Barrel, renewed our partnership with Samsung, and signed several major new merchants, including Etsy.
- *Vertical growth*. Thanks to our expanding platform partnerships, professional services grew 74%, elective medical grew 85%, and automotive products and services grew 140%.
- *Not exactly a lightweight.* The second Big Nothing event saw the number of participating merchants double compared to the first, and generated approximately $500 million in GMV across numerous categories in the network. Within the Affirm marketplace, 0% APR GMV increased by more than 200%, with an average order value of over $700. Even more Nothing coming soon!
- *I see England, I see France*. In addition to ShopPay Installments launch in Australia, in the UK, we signed with Costco, and expanded with Royal Caribbean. We also rolled out our Stripe UK integration enabling us to support more UK merchants.
- *Gooooooooal!* Travel and ticketing performed particularly well, with an assist by the World Cup: ticketing GMV increased 70% in the month of June.



FQ4'26 Operating Highlights

Gross Merchandise Volume (GMV) grew 36% to $14.1 billion.[3]

Approximately 50% of GMV growth came from direct merchant point-of-sale integrations, 30% from direct-to-consumer business, and the remainder from wallet partnerships.[4] The mix of GMV derived from top five partners declined to 42% compared to 46% during the same period in the prior year, as a result of the continued diversification of GMV across merchants, platform partners, and through our direct to consumer products.

The shift of an annual promotional event at a large enterprise merchant partner from the previous FQ1 timing to FQ4 contributed a low single digit benefit to this GMV growth rate.

All categories grew during the quarter, with notable strength in categories such as services, home/lifestyle, and the "other" category that includes GMV from long-tail merchants and wallet partners. From a product perspective, the Pay-in-X category grew the fastest at 41%, driven in part by an enterprise merchant funding Pay-in-X offers for certain transactions on an evergreen basis.

Direct-to-Consumer GMV (D2C GMV) grew 49% to $4.7 billion driven entirely by Affirm Card GMV, which grew 124% to $2.8 billion. In-store GMV on Card continues to be more than an order of magnitude higher than in-store spend on Affirm non-Card surfaces. Active cardholders again more than doubled year over year to 5.2 million as card attach rate increased to approximately 19%, up about two points sequentially versus the prior quarter and up nine points year over year.[5]

Total transactions during the quarter increased to 53 million, growing 41% and outpacing overall GMV growth, as Average Order Value (AOV) declined by 4%. The increase in transaction count and slight decline in AOV is largely attributable to the aforementioned growth of the Pay-in-X product category, which tends to be used for lower AOV transactions.

Active consumers increased 21% to 27.8 million as of June 30, 2026, while transactions per active consumer increased 20% to 7.0 over the trailing twelve month period ending June 30, 2026.

Active merchant count increased 51% to 571 thousand as of June 30, 2026, with the year-over-year growth rate accelerating 8 percentage points from the prior quarter. The increase in merchant count was diversified across several drivers, with the most important being the ongoing scaling of three wallet partnerships, continued success serving long-tail merchants via Independent Software Vendor (ISV) partners, and the ramping of our partnership with a large digital invoicing platform.

[3] All growth rate references are on a year-over-year basis unless otherwise indicated.
[4] For the purposes of this calculation, Card volume excludes transactions processed through a large wallet partner.
[5] Card attach rate defined as active cardholders divided by total active consumers during a given period.



FQ4’26 Financial Highlights

Total Revenue as a % of GMV	RLTC as a % of GMV	Operating Income as a % of Revenue	Adj. Operating Income as a % of Revenue
8%	4%	13%	30%
(17) bps	**+9 bps**	**+6 pp**	**+3 pp**

All comparisons on a year-over-year basis

Total Revenue

Total revenue grew 33% to $1,166 million. Revenue as a percentage of GMV was 8.29%, near the high end of our 7.5% to 8.5% medium term range, and a decrease of 17 basis points compared to FQ4'25. The following factors contributed to revenue growth and the year-over-year change in revenue as a percentage of GMV:

- Network revenue grew 26%, slower than overall GMV growth, in part due to a mix shift towards direct-to-consumer (D2C) GMV, which typically comes with lower network revenue as a percentage of GMV relative to integrated POS volume. As a percent of GMV, network revenue declined 20 basis points due to the aforementioned growth in D2C GMV.
- Interest income grew 35%, in line with overall GMV growth, and consistent with the 33% increase in average net loans held for investment.
- Gain on sales of loans grew 41%, faster than overall GMV growth, and increased by 5 basis points as a percent of GMV. The increase in gain on sales of loans was driven in part by a 26% growth in loans sold. Additionally, gain on sale as a percentage of loans sold increased by 29 basis points due to more favorable loan sale pricing.
- Servicing income grew 36%, in line with overall growth in both GMV and the average off-balance sheet platform portfolio. Servicing income remained stable at approximately 2% of the average off-balance sheet platform portfolio on an annualized basis.

Year-over-Year Change in Revenue as a % of GMV


10%
8%
6%
4%
2%
0%
8.46%
(0.20%)
(0.01%)
0.05%
—%
8.29%
FQ4'25
Total network revenue
Interest income
Gain on sales of loans
Servicing income
FQ4'26

Loan Product Mix

On a product basis, GMV mix shifted slightly to Pay in X, which increased 41%. Several of our top partners agreed to fund Pay-in-X offers for select transactions on an evergreen basis which led to a substantial increase in Pay-in-X GMV at these partners.


41%
YoY growth
27%
YoY growth
36%
YoY growth
72% Interest-bearing
13% 0% APR monthly
15% Pay-in-X
(Short-term 0% APR)

Year-over-Year Change in RLTC as a % of GMV

RLTC grew 39% to $589 million. RLTC as a percentage of GMV increased 9 basis points to 4.19%, above the high end of our 3.75 to 4% medium-term target range. The approximate 9 basis point increase was primarily attributable to an 18 basis point improvement in funding costs and an 11 basis point improvement in processing and servicing expenses. This was partially offset by a 17 basis point decline in revenue and 3 basis point increase in other transaction costs including provision for credit losses and loss on loan purchase commitment.


5%
4%
3%
2%
1%
0%
4.10%
0.18%
0.11%
(0.17%)
(0.03%)
4.19%
FQ4'25
Funding costs
Processing and servicing
Revenue
Other txn costs*
FQ4'26

*Other transaction costs include changes in provision for credit losses and loss on loan purchase commitment

Average Annualized Cost of Funds

Funding costs were the largest tailwind to RLTC as a percent of GMV with average funding costs declining approximately 103 basis points year over year and 5 basis points sequentially to 5.8%. Average funding costs declined as we continue to execute well in the ABS market and benefit from favorable repricing across all funding channels.


8%
6%
4%
2%
0%
5.8%
FQ4'24 FQ1'25 FQ2'25 FQ3'25 FQ4'25 FQ1'26 FQ2'26 FQ3'26 FQ4'26

Operating Income

Operating Income was $147 million, an $89 million improvement compared to the $58 million in FQ4'25. Operating Income as a percentage of revenue, or Operating Margin, was approximately 12.6% in the period, compared to 6.6% during FQ4'25. The $147 million of Operating Income is inclusive of $53 million in enterprise warrant and share-based expenses associated with warrants granted to two enterprise partners.

The $89 million improvement in Operating Income was driven by a $164 million increase in RLTC and partially offset by a $75 million increase in operating expenses excluding transaction costs. Within these operating expenses:

- **Technology and data analytics** increased $48 million, or 31%. The increase was primarily driven by a $20 million, or 32%, increase in amortization of internally-developed software expense. Infrastructure expenses also increased $15 million, or 35%, primarily due to a 41% increase in transaction count. Additionally, we continued to invest in strategic initiatives such as Affirm Bank and international expansion, including incremental headcount associated with these initiatives.
- **Sales and marketing** increased $13 million, or 16%, due to an increase in comarketing expenses as well as a $3 million increase in enterprise warrant expense.
- **General and administrative** increased $14 million, or 11%. The increase was primarily due to growth in software and subscription expenses, customer service expenses, and employee-related expenses. There was also a $3 million loss on asset disposal as we reduced our office footprint in one city.

Adjusted Operating Income

Adjusted Operating Income was $353 million, a $116 million improvement and 49% increase from the $237 million of Adjusted Operating Income in FQ4'25. Adjusted Operating Income as a percentage of Revenue, or Adjusted Operating Margin, was 30% during the period compared to 27% during FQ4'25. Adjusted Operating Income excludes the impact of enterprise warrant and share-based expenses, stock-based compensation expense, depreciation and amortization, and other items.

The $116 million increase in Adjusted Operating Income consisted of a $164 million increase in RLTC, which was partially offset by a $48 million increase, or 25% increase, in non-GAAP operating expenses excluding transaction costs. Within these operating expenses:

- **Non-GAAP Technology and data analytics** increased $24 million, or 32%. Of this increase, infrastructure expenses grew by $15 million, or 35%, primarily due to the 41% growth in transaction count. Additionally, we continued to invest in products such as Card, wallet and PSP partnerships, and international expansion, including investments made into incremental headcount associated with these projects.
- **Non-GAAP Sales and marketing** increased $10 million, or 36%, primarily due to higher comarketing expenses.
- **Non-GAAP General and administrative** increased $14 million, or 16%. The increase was primarily due to growth in software and subscription expenses, customer service expenses, and employee-related expenses.



Credit quality

30+ day delinquencies excluding Peloton and Pay in X loans increased 19 basis points year over year and decreased 26 basis points quarter over quarter to 2.5%. Allowance for credit losses as a percent of loans held for investment was 5.9%, up from 5.6% in FQ4'25 and down from 6.0% in FQ3'26.

Year-over-Year Comparison:

Monthly Installment Loan Ex-Peloton 30+ Day Delinquency Rate



4%
3%
2%
1%
0%
Jul
Sep
Nov
Jan
Mar
May
FY'22
FY'26
FY'23
FY'24
FY'25

Net charge-off performance

Cumulative Net Charge-offs by Origination Vintage: Monthly Installment Loans

U.S. Monthly Installment Loans from FQ2'23 through FQ2'26

Recent cohorts of monthly installment loans are tracking towards approximately 3.5% ultimate net charge-offs as a percent of cohort GMV, which is in-line with expectations and consistent with the performance of historic loan cohorts.



4%
3%
2%
1%
% of Cohort GMV
FQ4'25
FQ1'26
FQ3'25
FQ2'25
FQ2'26
4
9
14
19
24
Months Since Origination

Cumulative Net Charge-offs by Origination Vintage: Pay in 4 Loans

U.S. Pay in 4 Loans from FQ4'24 through Feb 2026

All recent vintages of Pay in 4 loans are continuing to track to loss rates of less than 1% of GMV.



1.00%
.75%
.50%
.25%
0%
% of Cohort GMV
FQ2'24
FQ3'25
FQ2'25 + FQ4'24
FQ1'26 + FQ4'25
FQ1'25 + FQ3'24
FQ2'26
Jan 2026
Feb 2026
3
4
5
6
7
8
Months Since Origination

Capital and Funding Update

Funding Capacity increased to $30.0 billion at the end of FQ4'26, up from $26.1 billion at the end of FQ4'25, and $28.2 billion at the end of FQ3'26. We estimate this capacity can support more than $70.0 billion in annual GMV based upon our weighted-average loan duration of approximately 5 months at the end of FQ4'26.

The main highlights across the funding channels as of the end of FQ4'26 were:

- **ABS**: capacity increased by approximately $400 million year over year and $200 million compared to FQ3'26. During the quarter, we closed the approximately $550 million 2026-X1 static ABS transaction. The transaction was more than four times oversubscribed at pricing, with robust demand across all tranches, and had the best blended credit spread of any Affirm 'X' transaction to date. This also marks the fourth consecutive 'X' transaction with a duration-weighted average yield below 6%.
- **Forward flow**: capacity increased by approximately $1.2 billion year over year and approximately $300 million compared to FQ3'26. During the quarter, we renewed and extended our relationship with Canada Pension Plan Investment Board ("CPP Investments") while expanding the agreement from $1.4 billion to $1.7 billion, with the ability to further increase capacity to $2.2 billion.
- **Warehouse and other funding debt:** capacity increased by approximately $2.3 billion year over year and approximately $1.2 billion compared to FQ3'26. During the quarter, we upsized our U.S. Core warehouse facility by approximately $700 million and added significant warehouse funding capacity for loans originated in Canada.

Capital Allocation and Liquidity

At the end of June, we had approximately $2.6 billion in total liquidity split between cash and equivalents and securities available for sale, against which we had approximately $1.1 billion in convertible debt.

Our net cash position of $1.5 billion increased by $400 million year over year as cash and securities available for sale increased by $377 million, while convertible debt outstanding decreased by $23 million. Quarter over quarter, net cash increased by $121 million as cash and securities available for sale increased by $122 million.

On December 17, 2025, the Affirm board of directors authorized the repurchase of up to $176 million, out of $221 million outstanding, in aggregate principal amount of our outstanding 2026 convertible notes during the period from January 1, 2026 through November 13, 2026. There were no repurchases under this authorization during FQ4'26.



Financial Outlook

	Fiscal Q1 2027	Fiscal 2027
GMV	$13.7 to $14.0 billion	More than $64.0 billion
Revenue	$1,190 to $1,220 million	Similar to FY'26 as a % of GMV (~8.49%)
Revenue Less Transaction Costs	$575 to $590 million	Similar to FY'26 as a % of GMV (~4.16%)
Operating Margin	11.5 to 13.5%	More than 14.5%
Adjusted Operating Margin[6]	28.0 to 30.0%	More than 30.5%
Weighted Avg. Basic Shares Outstanding	343 million	347 million
Weighted Avg. Diluted Shares Outstanding	353 million	356 million

Assumptions and other considerations embedded within the outlook

Enterprise partnerships

A promotional event with a large enterprise merchant partner that occurred in FQ1'26 will not repeat in FQ1'27, creating a slight headwind to year-over-year GMV growth.

A separate enterprise merchant that expressed an intent to switch its Pay Later volumes to its own wallet solution substantially completed this transition during FQ1'26. The headwind to year-over-year GMV growth from this transition is expected to abate during the final month of FQ1'27.

Interest rate environment

Based upon the forward curve embedded within the outlook, short-term benchmark interest rates are expected to increase during FY'27 compared to FY'26.

Funding

Equity Capital Required ("ECR") as a percent of Total Platform Portfolio ("ECR Ratio") is expected to remain at or below 5%.

Product and go-to-market initiatives

Our outlook includes the expected financial impact of our expansion outside of North America, which is not expected to be a material growth contributor during FY'27.

[6] A reconciliation of adjusted operating margin to the comparable GAAP measure is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future.

Conference Call

Affirm will host a conference call and webcast to discuss fourth fiscal quarter 2026 financial results on August 27, 2026, at 2:00 pm PT. Hosting the call will be Max Levchin (Founder and Chief Executive Officer), Michael Linford (President), and Rob O'Hare (Chief Financial Officer). The conference call will be webcast live from the Company's investor relations website at https://investors.affirm.com/. A replay will be available on the investor relations website following the call.

Upcoming Investment Conferences

Affirm will be attending the following upcoming investment conferences:

Goldman Sachs Communacopia + Technology
September 8-9, 2026
San Francisco, CA

Barclays Global Financial Services
September 15, 2026
New York, NY

About Affirm

Affirm's mission is to deliver honest financial products that improve lives. By building a new kind of payment network—one based on trust, transparency, and putting people first—we empower millions of consumers to spend and save responsibly, and give thousands of businesses the tools to fuel growth. Unlike most credit cards and other pay-over-time options, we never charge any late or hidden fees.

Contacts

Investor Relations: ir@affirm.com
Media: press@affirm.com

Key Operating Measures, Non-GAAP Financial Measures and Supplemental Performance Indicators

	Three Months Ended June 30,		Year ended June 30,	
	2026	2025	2026	2025
	(in millions, except GMV and percent data) (unaudited)			
GMV (in billions)	$ 14.1	$ 10.4	$ 50.2	$ 36.7
Total Transactions (count)	52.9	37.5	194.5	134.1
Total Revenue, net	$ 1,166.0	$ 876.4	$ 4,261.1	$ 3,224.4
Total Revenue as a % of GMV	8.3 %	8.5 %	8.5 %	8.8 %
Transaction Costs (Non-GAAP)	$ 576.9	$ 451.3	$ 2,176.1	$ 1,742.2
Transaction Costs as a % of GMV	4.1 %	4.4 %	4.3 %	4.8 %
Revenue Less Transaction Costs (Non-GAAP)	$ 589.1	$ 425.1	$ 2,085.0	$ 1,482.2
Revenue Less Transaction Costs as a % of GMV (Non-GAAP)	4.2 %	4.1 %	4.2 %	4.0 %
Operating Income (Loss)	$ 147.3	$ 58.1	$ 417.0	$ (87.3)
Operating Margin	12.6 %	6.6 %	9.8 %	(2.7)%
Adjusted Operating Income (Non-GAAP)	$ 353.4	$ 237.0	$ 1,235.0	$ 778.1
Adjusted Operating Margin (Non-GAAP)	30.3 %	27.0 %	29.0 %	24.1 %
Net Income	$ 1,616.6	$ 69.2	$ 1,929.8	$ 52.2

	June 30, 2026	June 30, 2025	June 30, 2024
		(unaudited)	
Active Consumers (in millions)	27.8	23.0	18.7
Transactions per Active Consumer	7.0	5.8	4.9
Active Merchants (in thousands)	570.8	376.8	303.0
Total Platform Portfolio (Non-GAAP) (in billions)	$ 20.2	$ 15.1	$ 11.0
Equity Capital Required (Non-GAAP) (in millions)	$ 896.3	$ 568.9	$ 596.3
Equity Capital Required as a % of Total Platform Portfolio (Non-GAAP)	4.4 %	3.8 %	5.4 %
Allowance for Credit Losses as a % of Loans Held for Investment	5.9 %	5.6 %	5.5 %

Key Operating Metrics

Gross Merchandise Volume ("GMV") - The Company defines GMV as the total dollar amount of all transactions on the Affirm platform during the applicable period, net of refunds. GMV does not represent revenue earned by the Company. However, the Company believes that GMV is a useful operating metric to both the Company and investors in assessing the volume of transactions that take place on the Company's platform, which is an indicator of the success of the Company's merchants and the strength of that platform.

Active Consumers - The Company defines an active consumer as a consumer who completes at least one transaction on its platform during the twelve months prior to the measurement date. The Company believes that active consumers is a useful operating metric to both the Company and investors in assessing consumer adoption and engagement and measuring the size of the Company's network.

Transactions per Active Consumer - Transactions per active consumer is defined as the average number of transactions that an active consumer has conducted on its platform during the twelve months prior to the measurement date. The Company believes that transactions per active consumer is a useful operating metric to both the Company and investors in assessing consumer engagement and repeat usage, which is an indicator of the value of the Company's network.

Non-GAAP Financial Measures

Transaction Costs - The Company defines transaction costs as the sum of loss on loan purchase commitment, provision for credit losses, funding costs, and processing and servicing expense. The Company believes that transaction costs is a useful financial measure to both the Company and investors of those costs, which vary with the volume of transactions processed on the Company's platform.

Transaction Costs as a Percentage of GMV - The Company defines transaction costs as a Percentage of GMV as transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors as it approximates the variable cost efficiency of transactions processed on the Company's platform.

Revenue Less Transaction Costs ("RLTC") - The Company defines revenue less transaction costs as GAAP total revenue less transaction costs, as defined above. The Company believes that revenue less transaction costs is a useful financial measure to both the Company and investors of the economic value generated by transactions processed on the Company's platform.

Revenue Less Transaction Costs as a Percentage of GMV - The Company defines revenue less transaction costs as a percentage of GMV as revenue less transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that revenue less transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors of the unit economics of transactions processed on the Company's platform.

Adjusted Operating Income (Loss) - The Company defines adjusted operating income (loss) as its GAAP operating income (loss), excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating income (loss); (c) the expense related to warrants and share-based payments granted to enterprise partners; (d) restructuring costs included in GAAP operating income (loss); and (e) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating income (loss) included in the tables at the end of this letter. Adjusted operating income (loss) is presented because the Company believes that it is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance.

Adjusted Operating Margin - The Company defines adjusted operating margin as its adjusted operating income (loss), as defined above, as a percentage of its GAAP total revenue. Similar to adjusted operating income (loss), the Company believes that adjusted operating margin is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance.

Total Platform Portfolio - The Company defines total platform portfolio as the unpaid principal balance outstanding of all loans facilitated through its platform as of the balance sheet date, including loans held for investment, loans held for sale, and loans owned by third-parties. The Company believes that total platform portfolio is a useful financial measure to both the Company and investors in assessing the scale of funding requirements for the Company's network.

Equity Capital Required ("ECR") - The Company defines equity capital required as the sum of the balance of loans held for investment and loans held for sale, less the balance of funding debt and notes issued by securitization trusts as of the balance sheet date. The Company believes that equity capital required is a useful financial measure to both the Company and investors in assessing the amount of the Company's total platform portfolio that the Company funds with its own equity capital.

Equity Capital Required as a Percentage of Total Platform Portfolio ("ECR Ratio") - The Company defines equity capital required as a percentage of total platform portfolio as equity capital required, as defined above, as a percentage of total platform portfolio, as defined above. The Company believes that equity capital required as a percentage of total platform portfolio is a useful financial measure to both the Company and investors in assessing the proportion of outstanding loans on the Company's platform that are funded by the Company's own equity capital.

Non-GAAP Sales and Marketing Expense - The Company defines non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating income (loss); (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating income (loss) included in the tables at the end of this letter. Non-GAAP sales and marketing expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its sales and marketing activities and that it facilitates period to period comparisons of the Company's sales and marketing as the items excluded generally are not a function of the Company's operating performance.

Non-GAAP Technology and Data Analytics Expense - The Company defines non-GAAP technology and data analytics expense as GAAP technology and data analytics expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating income (loss); and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating income (loss) included in the tables at the end of this letter. Non-GAAP technology and data analytics expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its technology and data analytics activities and that it facilitates period to period comparisons of the Company's technology and data analytics as the items excluded generally are not a function of the Company's operating performance.

Non-GAAP General and Administrative Expense - The Company defines non-GAAP general and administrative expense as GAAP general and administrative expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating income (loss); and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating income (loss) included in the tables at the end of this letter. Non-GAAP general and administrative expense is presented because the Company believes that it is a useful financial measure to both the Company and investors as it facilitates period to period comparisons of the Company's general and administrative costs as the items excluded generally are not a function of the Company's operating performance.

Non-GAAP Other Operating Expenses - The Company defines non-GAAP operating expenses as the aggregate of non-GAAP sales and marketing expense, non-GAAP technology and data analytics expense, and non-GAAP general and administrative expense. Each of these components is calculated as the corresponding GAAP expense category, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating income (loss); (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating income (loss) included in the tables at the end of this letter. Non-GAAP operating expenses are presented because the Company believes that they are useful financial measures to both the Company and investors, facilitating period-to-period comparisons of the Company's core operating expenses, as the items excluded generally do not reflect the underlying performance of the Company's ongoing operations.

Incremental Margin - The Company defines incremental margin as the year-over-year change in either Operating Income (Loss) or Adjusted Operating Income (Loss) divided by the year-over-year change in Revenue Less Transaction Costs (RLTC). Incremental margin is presented because the Company believes that it is a useful financial measure to both the Company and investors as it reflects the rate at which additional RLTC converts into operating income (or adjusted operating income, as applicable) from one period to the next.

Supplemental Performance Indicators

Active Merchants - The Company defines an active merchant as a merchant which has a relationship with Affirm, or a platform or wallet partner, and engages in at least one Affirm transaction during the twelve months prior to the measurement date.

Total Transactions - The Company defines total transactions as the total number of unique transactions on the Affirm platform during the applicable period. The Company believes that total transactions is a useful performance indicator to both the Company and investors because it measures the frequency of consumer engagement, as demonstrated by the total number of unique transactions.

Total Revenue as a Percentage of GMV - The Company defines total revenue as a percentage of GMV as GAAP total revenue as a percentage of GMV, as defined above. The Company believes that total revenue as a percentage of GMV is a useful performance indicator to both the Company and investors of the revenue generated on a transaction processed on the Company's platform.

Allowance for Credit Losses as a Percentage of Loans Held for Investment - The Company defines allowance for credit losses as a percentage of loans held for investment as GAAP allowance for credit losses as a percentage of GAAP loans held for investment. The Company believes that allowance for credit losses as a percentage of loans held for investment is a useful performance indicator to both the Company and investors of the future estimated credit losses on the Company's outstanding loans held for investment.

Funding Capacity - The Company defines funding capacity as the total amount of committed funding provided by warehouse credit facilities, securitizations, and forward flow loan sale agreements available for the purchase or financing of loans. For certain committed forward flow loan sale agreements, the stated funding capacity reflects the maximum outstanding unpaid principal balance at a point in time for loans sold under the agreement, subject to meeting certain conditions which may not have yet been satisfied as of the measurement date. Funding capacity also includes the utilized portion of uncommitted forward flow loan sale agreements as of the measurement date. The Company believes that funding capacity is a useful performance indicator to both the Company and investors of its ability to fund loan transactions on the Affirm platform.

Delinquencies - The Company defines delinquency as when a payment on a loan becomes more than 4 days past due. The Company generally views delinquency in groupings of more than 30 days past due, more than 60 days past due, and more than 90 days past due. A loan is charged off after a payment on a loan becomes 120 days past due. The Company believes that delinquencies are a useful performance indicator to both the Company and investors of the credit quality and performance of the loan portfolio.

Repeat Consumer - The Company defines repeat consumer as a consumer who has transacted with Affirm at least twice. The Company believes that repeat consumer rates on a cohortized basis are a useful indicator of consumer retention and engagement.

Average Annualized Cost of Funds - The Company defines average annualized cost of funds as annualized funding costs divided by the average of funding debt and notes issued by securitization trusts during the period. The Company believes that this is a useful indicator of the average cost of third-party financing of loans held for investment.

Cumulative Net Charge-Offs - The Company defines cumulative net charge-offs as the total dollar amount of loans charged off over time from a specific cohort of transaction, less any recoveries. The Company believes that cumulative net charge-offs is a useful performance indicator to both the Company and Investors of the credit quality and performance of the loan portfolio.

Net Cash - The Company defines net cash as cash and cash equivalents plus securities available for sale, minus convertible senior notes. The Company believes that net cash is a useful performance indicator to both the Company and investors as it provides an alternative perspective of the Company's liquidity.

Dollar-Based Net Expansion - The Company defines dollar-based net expansion as the quarterly GMV generated by merchants who were active during the same quarter in the prior fiscal year, divided by the GMV generated by that same group of merchants during the same quarter in the prior fiscal year. This calculation excludes GMV from outside the U.S., as well as GMV from Returnly, and direct-to-consumer products such as Affirm Card and virtual cards. The Company believes dollar-based net expansion is a useful performance indicator to both the Company and investors as it reflects the ability to retain and grow GMV from its existing merchant base over time.

Card Attach Rate - The Company defines card attach rate as active cardholders divided by total active consumers at the end of a given period. The Company believes card attach rate is a useful performance indicator to both the Company and investors because it reflects the rate of our card product adoption among our active consumer base.

Use of Non-GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company presents the following non-GAAP financial measures: transaction costs, transaction costs as a percentage of GMV, revenue less transaction costs, revenue less transaction costs as a percentage of GMV, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, adjusted operating income (loss), adjusted operating margin, total platform portfolio, equity capital required, and equity capital required as a percentage of total platform portfolio. Definitions of these non-GAAP financial measures are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above, and reconciliations of these non-GAAP financial measures with the most directly comparable GAAP financial measures are included in the tables below.

Summaries of the reasons why the Company believes that the presentation of each of these non-GAAP financial measures provides useful information to the Company and investors are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above. In addition, the Company uses these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of its annual operating budget, and for evaluating the effectiveness of its business strategy. However, these non-GAAP financial measures are presented for supplemental informational purposes only, and these non-GAAP financial measures have limitations as analytical tools. Some of these limitations are as follows:

- Revenue less transaction costs and revenue less transaction costs as a percentage of GMV are not intended to be measures of operating profit or loss as they exclude key operating expenses such as technology and data analytics, sales and marketing, and general and administrative expenses;
- Adjusted operating income (loss) and adjusted operating margin exclude certain recurring, non-cash charges such as depreciation and amortization, the expense related to warrants and share-based payments granted to enterprise partners, and share-based compensation expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses; and
- Other companies, including companies in the same industry, may calculate these non-GAAP financial measures differently from how the Company calculates them or not at all, which reduces its usefulness as a comparative measure.

Accordingly, investors should not consider these non-GAAP financial measures in isolation or as substitutes for analysis of the Company's financial results as reported under GAAP, and these non-GAAP measures should be considered along with other operating and financial performance measures presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate the business.

Cautionary Note About Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including statements regarding: the Company's strategy and future operations, including the Company's partnerships with certain key merchant partners and commerce platforms as well as its engagement with existing and prospective originating bank partners and card issuing bank partners; the development, innovation, introduction and performance of, and demand for, the Company's promotions and products, including Affirm Card; the Company's use and provision of AI-powered solutions; the Company's ability to execute on its initiatives; the Company's ability to maintain funding sources to support its business; acquisition and retention of merchant partners, commerce platforms and consumers; the Company's future growth, investments, network expansion, product mix, brand awareness, financial position, gross merchandise volume, revenue, transaction costs, operating income, provision for credit losses, and cash flows; and general economic trends and trends in the Company's industry and markets. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Risks, uncertainties and assumptions include factors relating to: the Company's need to attract additional merchant partners, commerce platforms and consumers and retain and grow its relationships with existing merchant partners, commerce platforms and consumers; the highly competitive and evolving nature of its industry; its need to maintain a consistently high level of consumer satisfaction and trust in its brand; the concentration of a large percentage of its revenue and GMV with a small number of merchant partners and commerce platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to successfully maintain its relationship with existing originating bank partners and card issuing bank partners and engage additional originating bank partners and card issuing bank partners; its ability to maintain, renew or replace its existing funding arrangements and build and grow new funding relationships; the impact of any of its existing funding sources becoming unwilling or unable to provide funding to it on terms acceptable to it, or at all; its ability to effectively underwrite loans facilitated through its platform and accurately price credit risk; the performance of loans facilitated through its platform; its ability to effectively use and provide AI-powered solutions; the impact of elevated market interest rates and corresponding higher negotiated interest rate spreads on its business; the terms of its securitizations, warehouse credit facilities and forward flow agreements; the impact on its business of general economic conditions, including the impact of persistent inflation, ongoing recessionary concerns, uncertainty relating to the magnitude, duration and impact of tariffs on global trade, the potential for more instability of consumers and financial institutions, the financial performance of its merchant partners and commerce platforms, and fluctuations in the U.S. consumer credit market; its ability to sustain profitability in the future; its ability to grow effectively through acquisitions or other strategic investments or alliances; its ability to successfully expand into new international geographies; seasonal or other fluctuations in its revenue and GMV as a result of consumer spending patterns; pending and future litigation, regulatory actions and/or compliance issues; developments in its regulatory environment, including governmental actions to cap interest rates; its ability to continue to attract and retain highly skilled employees; and other risks that are described in its most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission.

These forward-looking statements reflect the Company's views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and the Company assumes no obligation and does not intend to update these forward-looking statements.

AFFIRM HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share and per share amounts)

	June 30, 2026	June 30, 2025
Assets		
Cash and cash equivalents	$ 1,630,038	$ 1,354,455
Restricted cash	803,005	401,968
Securities available for sale at fair value	972,642	871,425
Loans held for sale	1	—
Loans held for investment	9,560,742	7,025,534
Allowance for credit losses	(563,295)	(396,929)
Loans held for investment, net	8,997,447	6,628,606
Accounts receivable, net	284,350	426,177
Property, equipment and software, net	685,834	572,637
Goodwill	524,452	534,156
Intangible assets	26,416	12,935
Commercial agreement assets	38,326	57,210
Deferred tax assets	1,467,036	13,929
Other assets	360,601	281,431
Total assets	**$ 15,790,148**	**$ 11,154,929**
Liabilities and stockholders' equity		
Liabilities:		
Accounts payable	$ 84,647	$ 82,820
Payable to third-party loan owners	199,557	211,700
Accrued interest payable	28,568	24,465
Accrued expenses and other liabilities	199,493	157,272
Convertible senior notes, net	1,129,581	1,153,000
Notes issued by securitization trusts	5,331,229	4,833,855
Funding debt	3,333,248	1,622,808
Total liabilities	**10,306,324**	**8,085,919**
Stockholders' equity:		
Class A common stock, par value $0.00001 per share: 3,030,000,000 shares authorized, 296,636,147 shares issued and outstanding as of June 30, 2026; 3,030,000,000 shares authorized, 284,378,565 shares issued and outstanding as of June 30, 2025	2	2
Class B common stock, par value $0.00001 per share: 140,000,000 shares authorized, 40,539,552 shares issued and outstanding as of June 30, 2026; 140,000,000 shares authorized, 40,734,234 shares issued and outstanding as of June 30, 2025	1	1
Additional paid in capital	6,647,214	6,140,893
Accumulated deficit	(1,127,025)	(3,056,818)
Accumulated other comprehensive loss	(36,368)	(15,069)
Total stockholders' equity	5,483,824	3,069,009
Total liabilities and stockholders' equity	**$ 15,790,148**	**$ 11,154,929**

[1] Within the table presented certain columns may not sum due to the use of rounded numbers

[2] Prior period deferred tax amounts have been reclassified out of other assets to conform to the current period presentation as a separate line item on the consolidated balance sheet

AFFIRM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended June 30,		Year ended June 30,	
	2026	2025	2026	2025
Revenue				
Merchant network revenue	$ 302,378	$ 239,451	$ 1,149,932	$ 882,658
Card network revenue	85,158	67,114	293,990	231,308
Total network revenue	387,536	306,565	1,443,922	1,113,966
Interest income	567,287	419,089	2,047,485	1,608,221
Gain on sales of loans	165,073	116,884	596,553	381,622
Servicing income	46,065	33,878	173,123	120,602
Total revenue, net	**1,165,960**	**876,417**	**4,261,082**	**3,224,412**
Operating expenses				
Loss on loan purchase commitment	76,283	60,459	311,864	242,264
Provision for credit losses	223,202	156,627	796,650	616,683
Funding costs	118,509	105,912	454,016	425,451
Processing and servicing	158,907	128,345	613,587	457,849
Technology and data analytics	202,550	154,600	747,145	589,723
Sales and marketing	92,404	79,554	342,531	434,847
General and administrative	146,843	132,856	578,312	545,053
Restructuring and other	—	—	—	(184)
Total operating expenses	**1,018,699**	**818,353**	**3,844,105**	**3,311,685**
Operating income (loss)	**$ 147,261**	**$ 58,064**	**$ 416,977**	**$ (87,273)**
Other income, net	21,832	13,517	75,750	148,737
Income (loss) before income taxes	**$ 169,093**	**$ 71,581**	**$ 492,727**	**$ 61,464**
Income tax expense (benefit)	(1,447,520)	2,337	(1,437,067)	9,279
Net income (loss)	**$ 1,616,613**	**$ 69,244**	**$ 1,929,793**	**$ 52,186**
Other comprehensive income (loss)				
Foreign currency translation adjustments	$ (12,030)	$ 29,598	$ (24,862)	$ 6,025
Unrealized gain (loss) on securities available for sale, net	(1,525)	(197)	(1,884)	3,297
Gain (loss) on cash flow hedges	781	34	5,447	(2,826)
Net other comprehensive income (loss)	**(12,774)**	**29,435**	**(21,299)**	**6,496**
Comprehensive income (loss)	**$ 1,603,838**	**$ 98,679**	**$ 1,908,494**	**$ 58,682**
Per share data:				
Net income (loss) per share attributable to common stockholders for Class A and Class B				
Basic	$ 4.77	$ 0.21	$ 5.76	$ 0.16
Diluted	$ 4.62	$ 0.20	$ 5.53	$ 0.15
Weighted average common shares outstanding				
Basic	339,055,635	326,906,845	335,155,421	322,851,873
Diluted	349,731,167	342,564,600	348,846,647	341,023,566

The following table presents the components and classification of stock-based compensation (in thousands):

	Three Months Ended June 30,		Year ended June 30,	
	2026	2025	2026	2025
General and administrative	$ 43,278	$ 45,455	$ 195,746	$ 216,323
Technology and data analytics	20,627	16,751	92,017	87,707
Sales and marketing	3,068	3,109	16,026	16,535
Processing and servicing	207	180	882	868
Total stock-based compensation in operating expenses	**$ 67,181**	**$ 65,495**	**$ 304,671**	**$ 321,433**

[1] Within the table presented certain columns may not sum due to the use of rounded numbers

AFFIRM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Three Months Ended June 30,		Year ended June 30,	
	2026	2025	2026	2025
Cash flows from operating activities				
Net income (loss)	$ 1,616,613	$ 69,244	$ 1,929,793	$ 52,186
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:				
Provision for losses	223,202	156,627	796,650	616,683
Amortization of premiums and discounts on loans	(79,967)	(61,972)	(305,433)	(233,799)
Gain on sales of loans	(165,073)	(116,883)	(596,553)	(381,622)
Gain on extinguishment of debt	—	—	(1,537)	(82,418)
Changes in fair value of assets and liabilities	(437)	1,690	444	7,146
Amortization of commercial agreement assets	3,051	7,968	18,884	47,392
Amortization of debt issuance costs	7,428	7,091	28,232	30,389
Accrued interest on securities available for sale	(9,351)	(9,849)	(35,421)	(44,031)
Commercial agreement warrant expense	49,597	41,460	192,278	271,562
Stock-based compensation	67,181	65,495	304,671	321,433
Depreciation and amortization	87,348	63,995	303,333	225,076
Deferred income tax expense (benefit) [1]	(1,455,217)	7,113	(1,455,217)	7,113
Other	(4,010)	3,723	(36,100)	13,703
Change in operating assets and liabilities:				
Purchases and origination of loans held for sale	(509,852)	(338,211)	(2,599,368)	(3,389,953)
Proceeds from the sale of loans held for sale	509,645	338,187	2,598,182	3,389,990
Accounts receivable, net	(52,867)	(208,849)	132,603	(84,952)
Other assets	(14,931)	(1,296)	(50,111)	(19,288)
Accounts payable	25,057	41,762	1,827	41,801
Payable to third-party loan owners	21,283	34,703	(12,142)	52,056
Accrued interest payable	240	2,769	5,166	2,386
Accrued expenses and other liabilities	(22,778)	(30,130)	10,792	(48,943)
Net cash provided by operating activities	**296,163**	**74,637**	**1,230,974**	**793,909**
Cash flows from investing activities				
Purchases and origination of loans held for investment	(13,262,290)	(9,817,626)	(46,660,265)	(32,545,595)
Proceeds from the sale of loans held for investment	5,580,282	4,449,448	19,683,618	12,572,254
Principal repayments and other loan servicing activity	6,726,474	5,005,990	24,652,096	18,655,657
Additions to property, equipment and software	(66,872)	(51,120)	(238,346)	(192,189)
Purchases of securities available for sale	(448,033)	(270,291)	(992,920)	(823,886)
Proceeds from maturities and repayments of securities available for sale	272,584	231,390	1,002,775	1,215,777
Other investing inflows	70	(1,307)	369	99,917
Other investing outflows	(475)	(1,000)	(754)	(65,000)
Net cash used in investing activities	**(1,198,259)**	**(454,516)**	**(2,553,427)**	**(1,083,064)**
Cash flows from financing activities				
Proceeds from the issuance of convertible notes	—	—	—	920,000
Proceeds from the issuance of funding debt	10,724,901	7,150,247	38,055,930	21,174,242
Proceeds from issuance of notes and certificates by securitization trust	—	750,000	2,850,000	2,500,000
Principal repayments of funding debt	(9,796,906)	(7,455,067)	(36,318,734)	(21,387,609)
Principal repayments of notes issued by securitization trust	—	—	(2,350,000)	(900,000)
Payment of debt issuance costs	(4,590)	(6,474)	(35,464)	(49,233)
Extinguishment of convertible debt	—	—	(25,758)	(1,012,856)
Proceeds from exercise of common stock options and warrants and contributions to ESPP	16,250	10,777	158,930	60,692
Repurchase of common stock	—	—	—	(250,000)
Taxes paid related to net share settlement of equity awards	(74,007)	(62,225)	(325,217)	(303,811)
Net cash provided by financing activities	**865,648**	**387,258**	**2,009,688**	**751,425**
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,814)	13,083	(10,615)	(1,245)
Net increase in cash, cash equivalents and restricted cash	**(41,262)**	**20,462**	**676,620**	**461,024**
Cash, cash equivalents and restricted cash, beginning of period	2,474,305	1,735,959	1,756,423	1,295,399
Cash, cash equivalents and restricted cash, end of period	**$ 2,433,043**	**$ 1,756,423**	**$ 2,433,043**	**$ 1,756,423**

[1] Prior period deferred tax amounts have been reclassified out of other assets to conform to the current period presentation as a separate line item on the consolidated statements of cash flows

AFFIRM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT.
(Unaudited) (in thousands)

	June 30, 2026	June 30, 2025
Reconciliation to amounts on consolidated balance sheets (as of period end)		
Cash and cash equivalents	$ 1,630,038	$ 1,354,455
Restricted cash	803,005	401,968
Total cash, cash equivalents and restricted cash	**$ 2,433,043**	**$ 1,756,423**

	Three Months Ended June 30,		Year ended June 30,	
	2026	2025	2026	2025
Supplemental disclosures of cash flow information				
Cash payments for interest expense	$ 111,948	$ 101,586	$ 426,175	$ 404,377
Cash paid for income taxes	2,833	304	6,618	2,736
Cash paid for operating leases	9,336	4,074	22,120	16,575
Supplemental disclosures of non-cash investing and financing activities				
Stock-based compensation included in capitalized internal-use software	38,673	39,906	179,842	178,461
Securities retained under unconsolidated securitization transactions	31,486	42,778	76,094	84,718
Right of use assets obtained in exchange for operating lease liabilities	1,460	(1,180)	12,973	6,238

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables present a reconciliation of transaction costs, revenue less transaction costs, adjusted operating income, adjusted operating margin, non-GAAP general and administrative expense, non-GAAP technology and data analytics expense, non-GAAP sales and marketing expense, and equity capital required to their most directly comparable financial measures prepared in accordance with GAAP for each of the periods indicated.

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Year ended June 30, 2026	Year ended June 30, 2025
	(in thousands, except percent data)			
Operating expenses				
Loss on loan purchase commitment	$ 76,283	$ 60,459	$ 311,864	$ 242,264
Provision for credit losses	223,202	156,627	796,650	616,683
Funding costs	118,509	105,912	454,016	425,451
Processing and servicing	158,907	128,345	613,587	457,849
Transaction costs (Non-GAAP)	**$ 576,901**	**$ 451,343**	**$ 2,176,117**	**$ 1,742,247**
Technology and data analytics	202,550	154,600	747,145	589,723
Sales and marketing	92,404	79,554	342,531	434,847
General and administrative	146,843	132,856	578,312	545,053
Restructuring and other	—	—	—	(184)
Total operating expenses	**$ 1,018,699**	**$ 818,353**	**$ 3,844,105**	**$ 3,311,685**
Total revenue	**$ 1,165,960**	**$ 876,417**	**$ 4,261,082**	**$ 3,224,412**
Less: Transaction costs (Non-GAAP)	(576,901)	(451,343)	(2,176,117)	(1,742,247)
Revenue less transaction costs (Non-GAAP)	**$ 589,059**	**$ 425,074**	**$ 2,084,965**	**$ 1,482,165**
Operating income (loss)	**$ 147,261**	**$ 58,064**	**$ 416,977**	**$ (87,273)**
Add: Depreciation and amortization	86,264	64,012	302,173	225,153
Add: Stock-based compensation included in operating expenses	67,181	65,495	304,671	321,433
Add: Enterprise warrant and share-based expense	52,648	49,428	211,162	318,954
Add: Restructuring and other [1]	—	—	—	(184)
Adjusted operating income (Non-GAAP)	**$ 353,354**	**$ 237,000**	**$ 1,234,983**	**$ 778,083**
Divided by: Total revenue, net	$ 1,165,960	$ 876,417	$ 4,261,082	$ 3,224,412
Adjusted operating margin (Non-GAAP)	**30.3 %**	**27.0 %**	**29.0 %**	**24.1 %**
General and administrative expense	**$ 146,843**	**$ 132,856**	**$ 578,312**	**$ 545,053**
Less: Depreciation and amortization included in general and administrative expense	(3,049)	(580)	(4,655)	(2,330)
Less: Stock-based compensation included in general and administrative expense	(43,279)	(45,456)	(195,746)	(216,323)
Non-GAAP General and administrative expense	**$ 100,514**	**$ 86,819**	**$ 377,911**	**$ 326,400**
Technology and data analytics expense	**$ 202,550**	**$ 154,600**	**$ 747,145**	**$ 589,723**
Less: Depreciation and amortization included in technology and data analytics expense	(83,130)	(63,283)	(297,045)	(221,114)
Less: Stock-based compensation included in technology and data analytics expense	(20,625)	(16,749)	(92,016)	(87,707)
Non-GAAP Technology and data analytics	**$ 98,795**	**$ 74,568**	**$ 358,084**	**$ 280,902**
Sales and marketing expense	**$ 92,404**	**$ 79,554**	**$ 342,531**	**$ 434,847**
Less: Depreciation and amortization included in sales and marketing expense	(59)	(118)	(357)	(1,585)
Less: Stock-based compensation included in sales and marketing expense	(3,068)	(3,109)	(16,026)	(16,535)
Less: Enterprise warrant and share-based included in sales and marketing expense	(52,648)	(49,428)	(211,162)	(318,954)
Non-GAAP Sales and marketing expense	**$ 36,629**	**$ 26,900**	**$ 114,986**	**$ 97,774**

	June 30, 2026	June 30, 2025	June 30, 2024
	(in thousands)		
Loans held for investment	$ 9,560,742	$ 7,025,534	$ 5,670,056
Add: Loans held for sale	1	—	36
Less: Funding debt	(3,333,248)	(1,622,808)	(1,836,909)
Less: Notes issued by securitization trusts	(5,331,229)	(4,833,855)	(3,236,873)
Equity capital required (Non-GAAP)	**$ 896,266**	**$ 568,871**	**$ 596,310**

[1] Restructuring and other costs includes expenses incurred in the period associated with the Company's restructurings and other exit and disposal activities.

[2] Within the table presented certain columns may not sum due to the use of rounded numbers

SUPPLEMENTAL DELINQUENCY INFORMATION

Monthly Installment Loan

	Three Months Ending			
	September 30	December 31	March 31	June 30
30+ Day Delinquencies				
FY 2022	1.5%	1.6%	2.1%	2.1%
FY 2023	2.7%	2.4%	2.3%	2.1%
FY 2024	2.4%	2.4%	2.3%	2.4%
FY 2025	2.8%	2.5%	2.4%	2.3%
FY 2026	2.8%	2.7%	2.8%	2.5%
60+ Day Delinquencies				
FY 2022	0.9%	0.9%	1.2%	1.2%
FY 2023	1.6%	1.5%	1.4%	1.2%
FY 2024	1.4%	1.4%	1.4%	1.5%
FY 2025	1.7%	1.5%	1.5%	1.4%
FY 2026	1.6%	1.6%	1.6%	1.5%
90+ Day Delinquencies				
FY 2022	0.4%	0.4%	0.5%	0.5%
FY 2023	0.7%	0.7%	0.6%	0.5%
FY 2024	0.7%	0.7%	0.6%	0.6%
FY 2025	0.8%	0.7%	0.6%	0.6%
FY 2026	0.7%	0.8%	0.7%	0.6%

Monthly Installment Loan (ex-Peloton)

	Three Months Ending			
	September 30	December 31	March 31	June 30
30+ Day Delinquencies				
FY 2022	2.1%	2.1%	2.7%	2.5%
FY 2023	3.2%	2.7%	2.5%	2.3%
FY 2024	2.5%	2.5%	2.4%	2.5%
FY 2025	2.8%	2.5%	2.5%	2.3%
FY 2026	2.8%	2.7%	2.8%	2.5%
60+ Day Delinquencies				
FY 2022	1.2%	1.2%	1.6%	1.4%
FY 2023	1.9%	1.6%	1.5%	1.3%
FY 2024	1.5%	1.5%	1.4%	1.5%
FY 2025	1.7%	1.5%	1.5%	1.4%
FY 2026	1.6%	1.6%	1.7%	1.5%
90+ Day Delinquencies				
FY 2022	0.6%	0.6%	0.6%	0.6%
FY 2023	0.9%	0.8%	0.7%	0.6%
FY 2024	0.7%	0.7%	0.7%	0.6%
FY 2025	0.8%	0.7%	0.7%	0.6%
FY 2026	0.7%	0.8%	0.7%	0.6%